Exhibit 10.18

March 1, 2024

Dear Inez,

Shoals Technologies Group, Inc (the “Company”) is pleased to offer you the position of Chief Accounting Officer (“CAO”) of the Company, reporting to the Chief Financial Officer (the “CFO”), on the terms and subject to the conditions set forth in this letter agreement.

1.Duties and Responsibilities. Your duties and responsibilities as CAO of the Company will include those normally associated with such a position, as well as such additional duties that are consistent with such a position and assigned to you by the CFO from time to time. During the Term (as defined below), you may (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by you in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with your ability to fulfill your duties and responsibilities under this letter agreement and are not inconsistent with your fiduciary and other obligations to the Company or any of its direct and indirect subsidiaries (collectively, the “Company Group”) or competitive with the business of any member of the Company Group.

2.Term of Employment. The term of your employment with the Company will commence on March 1, 2024 or such other date as mutually agreed to in writing between you and the Company (the actual date of such commencement of employment, the “Start Date”), and continue until your employment is terminated in accordance with Section 4 below (the “Term”).

3.Compensation.

(a)Annual Base Salary. During the Term, the Company will pay you an annual base salary of $300,000, payable in accordance with the Company’s customary payroll practices and subject to the Company’s annual review process for similarly situated employees for possible upward increases.

(b)Annual Cash Bonus. For each complete calendar year during the Term, commencing with calendar year 2024, you will be eligible to receive an annual cash bonus based upon the achievement of established performance goals, at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of Shoals Technologies Group, Inc., with an annual target bonus opportunity equal to 50% of base salary earnings for the applicable calendar year. For the avoidance of doubt, your prior bonus target will be used to calculate any bonus you may receive for work performed prior to the Start Date.

(c)Long-Term Incentive Compensation During the Term, you may be eligible to receive long-term incentive equity awards under the Shoals Technologies Group, Inc. 2021 Long- Term Incentive Plan, as it may be amended, restated or otherwise modified from time to time (the “LTIP”). Any such awards granted to you under the LTIP will be in such amounts and on such terms and conditions as the Committee will determine from time to time, taking into account your position and performance, and will be subject to and governed by the terms and conditions of the LTIP and the applicable award agreements evidencing such awards. Subject to your commencement of employment with the Company as the CAO on the Start Date as

Exhibit 10.18
contemplated herein, you will be entitled to receive an equity award for the full fiscal year 2024 in the normal course of LTIP grants with similarly situated executives (the “Vesting Date”) valued at approximately $205,000, calculated based on the Fair Market Value of the Company’s Common Stock (each as defined in the LTIP) on the Vesting Date, granted as follows: (i) 50% in the form of time-based restricted stock units of the Company (“RSUs”), vesting one-third on the first, second and third anniversaries of the Vesting Date, subject to continued employment through each such future vesting date; and (ii) 50% in the form of performance-based restricted stock units of the Company, with a three-year performance period (fiscal years 2024 through 2026) and any applicable vesting to occur on the applicable performance certification date (which date will occur no later than March 31, 2027), subject to continued employment through the performance certification date.

4.Termination of Employment. Acceptance of this offer of employment does not imply or create a contract of employment. Your employment with the Company is at-will, and either you or the Company may terminate the employment relationship at any time and for any or no reason, subject to any advance written notice periods required pursuant to the Executive Severance Plan (as defined below). As part of your employment with the Company, you will be required to comply with the Company’s ongoing policies and procedures as those policies and procedures are updated from time to time.

5.Executive Severance Plan. Your continuing employment with the Company will be conditioned on your execution of a Participation Agreement as soon as reasonably practicable following the Start Date (and in no event later than 10 days following the execution of this Offer Letter), which will evidence your agreement to participate in the Shoals Technologies Group, Inc. Executive Severance Plan (the “Severance Plan”) and to comply with all of the terms, conditions and restrictions within the Severance Plan. Such Participation Agreement will be provided to you under separate cover. The Severance Plan provides for certain severance payments and benefits in the event of a Qualifying Termination outside of, or during, the Change in Control Protection Period (each as defined in the Severance Plan). Further, the Severance Plan contains certain restrictive covenants, including non-competition, non-solicitation, non-disparagement, confidentiality and assignment of intellectual property covenants.

6.Benefits. During the Term, you will continue to be eligible to participate in the Company’s benefit programs subject to any restrictions for similarly situated employees, including Health, Dental, Vision, STD, LTD, and Life Insurances. Additionally, you will remain eligible for our 401(k) Retirement Savings Plan. You will also be entitled to receive a monthly cell phone allowance equal to $40 per month, or a separate cell phone for business use at the Company’s cost at your request, during the Term.

7.Vacation. You will be entitled to four weeks of paid-time off per year during the Term, accrued in accordance with the Company’s vacation policy. In addition, you will be eligible for the benefits under the Company’s Paid-Time Off Policy, including but not limited to paid holidays.

8.Miscellaneous.

Exhibit 10.18
(a)Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts or payments related to this letter agreement or your employment with the Company (i) all federal, state, local and other taxes and (ii) any applicable deductions or withholdings.

(b)Arbitration.
(i)Subject to Section 8(b)(ii) below, any dispute, controversy or claim between you and any member of the Company Group arising out of or relating to this letter agreement or your employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in the State of Tennessee in accordance with the then- existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award will be final and binding on both parties. Any arbitration conducted under this Section 8(b) will be private, will be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and will be conducted in accordance with the Federal Arbitration Act. The Arbitrator will expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this letter agreement, the Arbitrator will have the power to (A) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (B) grant injunctive relief and enforce specific performance. All Disputes will be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator will be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 8(b), each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and you.

(ii)By entering into this letter agreement and entering into the arbitration provisions of this Section 8(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iii)Nothing in this Section 8(b) will prohibit a party to this letter agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this letter agreement in a litigation initiated by a person or entity that is not a party to this letter agreement. Further, nothing in this Section 8(b) precludes you from filing a charge or complaint with a federal, state or other governmental administrative agency.
(c)Governing Law. This letter agreement will in all respects be construed according to the laws of the State of Tennessee without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

(d)Entire Agreement; Amendment. This letter agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and

Exhibit 10.18
contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This letter agreement may be amended only by a written instrument executed by both parties hereto.

(e)Assignment. This letter agreement is personal to you, and neither this letter agreement nor any rights or obligations hereunder will be assignable or otherwise transferred by you. The Company may assign this letter agreement without your consent, including to any member of the Company Group, and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company; provided, however, that if this letter agreement is assigned to a member of the Company Group (i) you will remain the CAO of the Company (i.e., Shoals Technologies Group, Inc.) and in such capacity you will continue to report to the CFO and (ii) all equity awards described in this letter agreement will remain with respect to the equity of the Company.

(f) Section 409A. All provisions of this letter agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom, and will be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter agreement are exempt from, or compliant with, Section 409A and in no event will any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non compliance with Section 409A.

(g) Counterparts. This letter agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one part, but together signed by both parties hereto. Electronic copies will have the same force and effect as the originals.

We at the Company hope that you will accept this offer of employment, and we look forward to welcoming you to the team. If you have any questions, please feel free to reach out to James Hart at james.hart@shoals.com. Please sign and return a copy of this letter agreement to confirm your acceptance of the terms and conditions stated herein.

/s/ Dominic Bardos

Dominic Bardos
Chief Financial Officer of Shoals Technologies Group, Inc.

By signing and dating this letter agreement below, I accept this offer of employment, on the terms and subject to the conditions set forth in this letter agreement:

/s/ Inez Lund
Signature: Inez Lund
Date: 3/28/2024